EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-152765, 333-137274, 333-110728, 333-69506, 333-08613, 333-174670 and 333-177030 on Form S-8 of our reports dated February 23, 2012, relating to the consolidated financial statements and financial statement schedule of ANSYS, Inc. and subsidiaries, and the effectiveness of ANSYS, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of ANSYS, Inc. and subsidiaries for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

February 23, 2012